Exhibit 10.2

AMENDED AND RESTATED SEVERANCE COMPENSATION AGREEMENT

This Amended and Restated Severance Compensation Agreement (this “Agreement”) is made and entered into as of January 31, 2026 (the “Effective Date”) by and between __________ (the “Executive”) and Coterra Energy Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Executive is an officer of the Company.

WHEREAS, the Company believes that appropriate steps should be taken to assure the Company and its affiliates of Executive’s continued employment and attention and dedication to duty, and to ensure the availability of Executive’s continued service, notwithstanding the possibility, threat or occurrence of a change in control or involuntary termination of employment without cause.

WHEREAS, it is consistent with the Company’s employment practices and policies and in the best interests of the Company and its shareholders to treat fairly its executives whose employment terminates without cause (either before or after a change in control) and to establish in advance the terms and conditions of an executive’s separation from employment in such event.

WHEREAS, in order to fulfill the above purposes, the Company and the Executive entered into that certain Severance Compensation Agreement, dated [____] (the “Prior Agreement”), which provides for the payment of severance benefits to the Executive under certain circumstances in exchange for the Executive’s release of claims against the Company and agreement to abide by certain restrictive covenants; and

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:

Article I.           Definitions; Construction.

Section 1.01      Definitions.      As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

(a)	Affiliate. Any entity which controls, is controlled by or is under common control with the Company.

(b)	Annual Average Compensation. The amount determined by adding (i) the highest annualized base salary amount in effect for the Executive (hereinafter referred to as “Base Salary”) during the 24-consecutive month period ending on or immediately prior to the Date of Termination, including compensation converted to other benefits under a flexible pay arrangement maintained by the Company or any Affiliate or deferred pursuant to a written plan or agreement with the Company or any Affiliate but excluding overtime pay, allowances, premium pay or any similar payment and (ii) the higher of (A) the average cash incentive award received by the Executive pursuant to the Company’s annual incentive bonus plan during the 24-consecutive month period ending on or immediately prior to the Date of Termination (if the Executive was not employed by the Company for the full 24 months prior to the Date of Termination or otherwise did not receive an annual incentive bonus with respect to the full 24 months immediately prior to the Date of Termination, the amounts of annual incentive bonus compensation actually received by the Executive shall be annualized over the two consecutive 12-month periods ending on or immediately prior to the Date of Termination to determine the average cash incentive award), or (B) the Executive’s highest target bonus amount in effect during the 24- consecutive month period ending on or immediately prior to the Date of Termination.

(c)	Annual Incentive Bonus. The Executive’s target bonus in effect for the fiscal year in which the Qualifying Termination occurs.

(d)	Board. The Board of Directors of the Company.

(e)	Cause. The occurrence of any of the following: (i) the willful and continued failure of the Executive to perform substantially the Executive’s duties with the Company or one of its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or a senior officer of the Company which specifically identifies the manner in which the Board or senior officer believes that the Executive has not substantially performed the Executive’s duties, (ii) the willful engaging by the Executive in misconduct which is materially and demonstrably injurious to the Company or any Affiliate, or (iii) a business crime or felony involving moral turpitude of which the Executive is convicted or pleads guilty. For purposes of this definition, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company or any Affiliate. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or any Affiliate or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(f)	Change in Control. The occurrence of any of the following events on or after the Effective Date, provided that in the event Code section 409A applies to payments under this Agreement, and if necessary to comply with Code section 409A, a Change of Control shall be deemed to have occurred only if the event is also a change of control within the meaning of Code section 409A and the regulations and other guidance promulgated thereunder or not inconsistent therewith.

(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (x) the then outstanding shares of common stock (the “Common Stock”) of the Company (the “Outstanding Company Common stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction that complies with clauses (a) and (b) of paragraph (iii) below; or

(ii)	During any period of twelve months beginning after the Effective Date, individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director at the beginning of such twelve-month period, whose election, appointment or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	The closing of a reorganization, share exchange or merger (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction will own the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be and (b) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or were elected, appointed or nominated by the Board; or

(iv)	The closing of (a) a complete liquidation or dissolution of the Company or (b) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which following such sale or other disposition, (1) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

(g)	Change in Control Protection Period. A period commencing upon the consummation of a Change in Control through and until the twenty-four (24) month anniversary thereof.

(h)	Code. The Internal Revenue Code of 1986, as amended from time to time.

(i)	Date of Termination. The date on which the Executive has a Separation from Service from the Company.

(j)	Disability. The Executive shall be disabled for purposes of this Agreement if the Executive (i) is unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. The foregoing definition of “Disability” shall be interpreted in a manner consistent with Section 409A of the Code and the Internal Revenue Service and Treasury guidance thereunder.

(k)	Good Reason. Without the Executive’s written consent, Good Reason means (i) any reduction in the Executive’s annual Base Salary other than as a result of an isolated and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, (ii) a material reduction in the Executive’s annual incentive compensation opportunity, provided that the Company may modify the Company’s annual incentive compensation arrangement so long as such change is applied to all employees of the Company in a comparable manner, (iii) the Company requiring the Executive to relocate his or her principal place of business to any location that is more than fifty (50) miles away from his or her current principal place of business, other than a relocation to Houston, Texas (it being understood that a relocation to Houston, Texas shall not constitute Good Reason), or (iv) the material diminution of the scope of Executive’s duties or responsibilities. For the avoidance of doubt, a change in the identity of the person(s) to whom the Executive reports shall not, in and of itself, constitute a Good Reason. In the case of the Executive’s allegation of Good Reason, (A) the Executive shall provide written notice to the Company of the event alleged to constitute Good Reason within 60 days after the initial occurrence of such event and (B) the Company shall have the opportunity to remedy the alleged Good Reason event within 60 days from receipt of notice of such allegation.

(l)	Separation from Service. A “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

Section 1.02 Construction. Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

Article II. Entitlement to Benefits. The Executive shall be entitled to separation benefits as set forth in Article III below if the Executive incurs a Separation from Service from the Company that is (a) initiated by the Company for any reason other than Cause, death, or Disability, or (b) initiated by the Executive for Good Reason within 90 days following the expiration of the cure period afforded the Company to rectify the condition giving rise to Good Reason (a “Qualifying Termination”). If the Executive incurs a Separation from Service for any other reason, the Executive shall not be entitled to any payments or benefits hereunder.

Article III. Separation Benefits. If the Executive incurs a Qualifying Termination, the benefits to which the Executive shall be entitled shall be determined as follows:

Section 3.01 Qualifying Termination Outside of Change in Control Protection Period. If a Qualifying Termination occurs other than during a Change in Control Protection Period and the Executive executes the Release in accordance with Section 3.05 below, then in addition to paying Executive any unpaid bonus for any completed fiscal year at the same time as such bonus is paid generally to continuing executives of the Company, the Company shall:

(a)	pay to the Executive a severance payment equal to the sum of (i) the product of (A) the Executive’s Annual Incentive Bonus and (B) a fraction, the numerator of which is the number of days in the calendar year during which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, payable in a lump sum as set forth in Section 3.03(a), and (ii) an amount equal to 1.5 times the Executive’s Annual Average Compensation, payable in equal monthly installments for 18 months;

(b)	during the 18-month period following the Executive’s Date of Termination, the Executive and his or her dependents shall be provided with medical, dental, vision, disability and life insurance benefits as if the Executive’s employment had not been terminated (provided, that such benefits and the cost to the Executive shall be no less favorable than under the programs in which the Executive participated during the 120-day period immediately prior to the Date of Termination).

Section 3.02 Qualifying Termination During Change in Control Protection Period. If a Qualifying Termination occurs during a Change in Control Protection Period and the Executive executes the Release in accordance with Section 3.05 below, then in addition to paying Executive any unpaid bonus for any completed fiscal year at the same time as such bonus is paid generally to continuing executives of the Company, the Company shall:

(a)	pay to the Executive a severance payment equal to the sum of (i) the product of (A) the Executive’s Annual Incentive Bonus and (B) a fraction, the numerator of which is the number of days in the calendar year during which the Date of Termination occurs through the Date of Termination, and the denominator of which is 365, payable in a lump sum as set forth in Section 3.03(a), and (ii) an amount equal to two times the Executive’s Annual Average Compensation, payable in equal monthly installments for 24 months;

(b)	during the 24-month period following the Executive’s Date of Termination, the Executive and his or her dependents shall be provided with medical, dental, vision, disability and life insurance benefits as if the Executive’s employment had not been terminated (provided, that such benefits and the cost to the Executive shall be no less favorable than under the programs in which the Executive participated during the 120-day period immediately prior to the Date of Termination);

(c)	Company-paid outplacement services from a qualified outplacement firm selected by the Company; provided that the Executive commences such outplacement services within 12 months following the Executive’s Date of Termination and the aggregate cost of such shall not exceed $20,000; and

(d)	for the 12-month period following the Executive’s Date of Termination, continued eligibility to participate in any financial planning services program on the same terms and conditions available to the Company’s similarly situated executives.

Section 3.03 General.

(a)	The amount payable to the Executive in accordance with the provisions of Section 3.01(a)(i) or Section 3.02(a)(i) shall be paid to the Executive in a cash lump sum at the same time that the Company pays amounts to its employees in accordance with its Annual Incentive Bonus plan for the year during which the Date of Termination occurs; provided, however, that such cash lump sum payment must be made (i) not earlier than the Release Effective Date, and (ii) no later than within two and one-half months following the end of the calendar year during which the Date of Termination occurs.

(b)	The payments to the Executive in accordance with Section 3.01(a)(ii) or Section 3.02(a)(ii) shall be paid on the first day of each calendar month beginning on the first day of the calendar month immediately following the month of the Executive’s Date of Termination and shall continue for the number of months specified in Section 3.01(a)(ii) or Section 3.02(a)(ii), as applicable.

(c)	For purposes of Section 3.01(b) or Section 3.02(b), medical, dental, and vision coverage shall be credited against the time period that the Executive and his or her dependents are entitled to receive continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. To the extent any benefits described in such sections cannot be provided pursuant to the appropriate plan or program maintained for the Executive (or cannot be provided at a reasonable cost or without subjecting the Company to additional taxes or penalties or causing the Company to violate applicable law), the Company shall provide such benefits outside such plan or program at no additional cost (including, without limitation, tax costs) to the Executive.

Section 3.04 Additional Benefits. Nothing in this Agreement shall be deemed to relieve the Company of its obligations under applicable law to pay Executive all salary and other compensation accrued as of the Date of Termination, to reimburse the Executive for any business expenses properly incurred by the Executive and reimbursable under the Company’s expense reimbursement policies in effect from time to time, and to otherwise provide the Executive with any benefits to which the Executive may be due under the terms and conditions of any the Executive benefit plans sponsored by the Company.

Section 3.05 Release. As a condition to the payment by the Company of the amounts set forth under Section 3.01 or 3.02, as applicable, and the benefits set forth in Article IV, the Executive must execute a release in substantially the form attached hereto as Exhibit A (the “Release”) within sixty (60) days following the Date of Termination and not revoke such Release within the subsequent seven (7) day revocation period (if applicable) (the date on which the Release becomes effective, the “Release Effective Date”). In the event the Release is not timely executed, or is revoked, such that in either case it does not become effective within the timeframes set for the above, then (i) the Executive shall not be entitled to the bonus payment set forth in Section 3.01(a)(i) or 3.02(a)(i), (ii) all severance payments provided in Section 3.01(a)(ii) or 3.02(a)(ii) shall immediately cease (it being understood that payments shall begin and be made as scheduled prior to such date, and upon the failure to meet the Release requirements of this Section, any such previous payments shall not be recouped), (iii) all continuation coverage provided in Section 3.01(b) or 3.02(b) shall immediately cease (it being understood that such coverages shall begin and continue as scheduled prior to such date, and upon the failure to meet the Release requirements of this Section, any such previous coverage shall not be recouped or rescinded), and (iv) the Executive shall not be entitled to the benefits set forth in Article IV.

Article IV. Equity Awards.

Section 4.01 Treatment Upon Qualifying Termination. Except as set forth in Section 4.02, in the event of a Qualifying Termination outside of the Change in Control Protection Period, the Executive’s outstanding equity awards shall be treated as follows, contingent on Executive executing and not revoking a Release in accordance with the requirements of Section 3.05: (i) all outstanding time-vested equity awards shall vest on a pro-rata basis on the date of the Qualifying Termination, based on the period of continuous service elapsed in the vesting period as of the date of the Qualifying Termination as compared to the total duration of the vesting period; and (ii) all outstanding performance-vested equity awards shall first be reduced on a pro-rata basis as of the date of the Qualifying Termination, such that the total portion of each such award that shall remain outstanding following the Qualifying Termination shall be based on the period of continuous service elapsed in the vesting period as of the date of the Qualifying Termination as compared to the total duration of the vesting period (such remaining portion of the awards being the “Remaining Portion”), and the Remaining Portion shall then vest, if at all, based on the performance measures set forth in the award agreements at the end of the relevant vesting period(s). Each outstanding award agreement under the Company’s various equity incentive plans shall be deemed amended pursuant to the execution of this Agreement to the extent necessary to accommodate the provisions herein, including, without limitation, delaying the forfeiture of awards upon termination of employment during the pendency of any period in which the Executive has to execute the Release.

Section 4.02 Treatment in a Change in Control. Notwithstanding anything to the contrary in Section 4.01 or in any provision in the Company’s various equity incentive plans or any applicable award agreement, (i) in the event that the Executive remains employed through the date of a Change in Control, each outstanding performance-vested equity award held by the Executive will, immediately prior to such Change in Control, automatically be deemed achieved at the greater of (x) 100% of the target level of all applicable performance measures or (y) the actual level of achievement of such performance measures through the date of such Change in Control (or through the end of the last fiscal quarter completed prior to the date of such Change in Control, as determined by the Compensation Committee of the Board), and thereafter, such award, or any replacement or substitute award that may be provided by an acquiror (the “Continuing Award”), in each case, shall remain subject to the same terms and conditions (including, as applicable, any “single-trigger” vesting and settlement upon such Change in Control, continued time-based vesting, forfeiture events, and dividend equivalent rights, but excluding, for the avoidance of doubt, any continued performance-based vesting conditions) as were applicable to such performance-vested equity award immediately prior to such Change in Control, and (ii) in the event of a Qualifying Termination during the Change in Control Protection Period, contingent on Executive executing and not revoking a Release in accordance with the requirements of Section 3.05, all outstanding equity-based awards (including, for the avoidance of doubt, any Continuing Award) held by the Executive as of the date of the Qualifying Termination shall become immediately vested and no longer be subject to forfeiture (with any performance-vested equity awards granted following the date of such Change in Control deemed achieved at the greater of (x) 100% of the target level of all applicable performance measures or (y) the actual level of achievement of such performance measures through the date of such Qualifying Termination). Each outstanding award agreement under the Company’s various equity incentive plans shall be deemed amended to the extent necessary to accommodate the provisions herein, including, without limitation, delaying the forfeiture of awards upon termination of employment during the pendency of any period in which the Executive has to execute the Release.

Article V. Parachute Payments.

Section 5.01 Best Net After-Tax. In the event that any payment or benefit received or to be received by the Executive from the Company (or an affiliate) under this Agreement or otherwise (“Payments”) would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be either (a) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (b) reduced to an amount equal to the greatest portion of the Payments that, if paid, would result in no portion of any Payment being subject to the Excise Tax (the “Reduced Amount”), whichever results in the receipt by the Executive, on a net after-tax basis (including, without limitation, any Excise Tax), of the greatest amount, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax.

Section 5.02 Reduction of Payments. Any reduction shall be made by agreement of the Company and the Executive first from Payments that are exempt from Section 409A of the Code in a manner intended to provide the greatest value to Executive, and only thereafter from Payments that are subject to Section 409A of the Code. To the extent the reduction is made from Payments that are subject to Section 409A of the Code, the reduction shall first apply to accelerated equity incentive vesting (to the extent the value of such accelerated vesting for 280G purposes is not determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), followed by cash Payments and in the order in which such payments would be made (with payments made closest to the Change in Control being reduced first), followed by accelerated equity incentive vesting (to the extent the value of such accelerated vesting is determined pursuant to Treasury Regulation Section 1.280G-1 Q&A 24(c)), and followed last by the continued health and welfare benefits set forth above.

Section 5.03 Performance of Calculations. Unless the Company and the Executive otherwise agree in writing, any determination required under this Article V shall be made by the Company in good faith based upon the advice of the independent public accountants for the Company, or other independent public accounting firm, or independent tax counsel designated by the Company (the “Independent Advisor”), whose determination shall be conclusive and binding on the Executive for all purposes. The Company and the Executive shall furnish to the Independent Advisor such information and documents as may reasonably be requested in order to make any determinations under this Article V. The Company shall bear all costs for the determinations by the Independent Advisor. If the Independent Advisor determines that Payments should be reduced to the Reduced Amount, the Company shall promptly give the Executive a copy of the detailed calculation. If an underpayment is determined to have occurred, the Company shall immediately pay the Executive the underpaid amount. If an overpayment is determined to have occurred, the Executive shall immediately repay the Company or its successor such excess.

Article VI.      Confidential Material and Executive Obligations.

Section 6.01      Confidential Material.

(a)	The Executive shall not, directly or indirectly, either during the term of Executive’s employment by the Company or thereafter, disclose to anyone (except in the regular course of the Company’s business or as required by law), or use in any manner, any information acquired by the Executive during employment by the Company with respect to any clients or customers of the Company or any confidential, proprietary or secret aspect of the Company’s operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Executive. Information subject to the provisions of this paragraph will include, without limitation, all information concerning oil and gas properties owned by the Company or which are under consideration by the Company, and all other confidential and proprietary information of the Company and its affiliates.

(b)	Pursuant to 18 U.S.C. § 1833(b), the Executive understands that the Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Executive's attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in this Agreement, or any other agreement that the Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement shall prohibit or restrict the Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation, nor is the Executive required to notify the Company regarding any such disclosure.

Section 6.02 Return of Confidential Material. All maps, logs, data, drawings and other records and written and digital material prepared or compiled by the Executive or furnished to the Executive during the term of Executive’s employment by the Company will be the sole and exclusive property of the Company, and none of such material may be retained by the Executive upon termination of employment. The aforementioned materials include materials on the Executive’s personal computer. The Executive shall return to the Company or destroy all such materials on or prior to the Date of Termination. Notwithstanding the foregoing, the Executive will be under no obligation to return or destroy public information.

Section 6.03 Non-Compete. The Executive shall not, either during the term of Executive’s employment by the Company or for a period of one year thereafter, engage in any Competitive Business (as defined below) within any county or parish or adjacent to any county or parish in which the Company or an affiliate owns an interest (whether by ownership, leasehold or otherwise) in any oil or natural gas properties or other properties utilized by the Company in the operation of its business; provided, however, that the ownership of less than five percent (5%) of the outstanding capital stock of a corporation whose shares are traded on a national securities exchange or on the over-the-counter market shall not be deemed engaging in a Competitive Business. “Competitive Business” shall mean the acquisition, development or production of crude oil and/or natural gas, or any other business activities that are the same as or similar to the Company’s or an Affiliate’s business operations as its business exists, and in the geographic areas in which the Company is operating, on the Date of Termination.

Section 6.04 No Solicitation. The Executive shall not, directly or indirectly, either during the term of Executive’s employment by the Company or for a period of one year thereafter, (a) solicit, directly or indirectly, the services of any Person who was an employee of the Company, its subsidiaries, divisions or Affiliates, or otherwise induce such executive to terminate or reduce such employment or (b) solicit the business of any Person who was a client or customer of the Company, its subsidiaries, divisions or Affiliates, in each case at any time during the last year of the term of the Executive’s employment by the Company.

Section 6.05 Remedies. The Executive acknowledges and agrees that the Company’s remedy at law for a breach or a threatened breach of the provisions of this Agreement could be inadequate or difficult to quantify, and in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of this Agreement, it is agreed that the Company will be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without posting bond or other security. No remedy herein conferred is intended to be exclusive of any other remedy, and each and every such remedy will be cumulative and will be in addition to any other remedy given hereunder now or hereinafter existing at law or in equity or by statute or otherwise. In addition, in the event of any breach or suspected breach of the provisions of this Section 6.05, the Company shall have the right to suspend immediately any payments or benefits that may otherwise be due to the Executive pursuant to this Agreement.

Article VII. Successor to Company. This Agreement shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Agreement if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Agreement, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Agreement, shall mean the Company as defined herein and any successor or assignee to the business or assets which by reason hereof becomes bound by this Agreement.

Article VIII. Miscellaneous.

Section 8.01 Full Settlement. Except as otherwise specifically provided herein, the Company’s obligation to make the payments provided for under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

Section 8.02 Employment Status. This Agreement does not constitute a contract of employment or impose on the Executive or the Company any obligation for the Executive to remain an executive or change the status of the Executive’s employment or the policies of the Company regarding termination of employment.

Section 8.03 Unfunded Agreement Status. All payments pursuant to the Agreement shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. The Executive shall not have under any circumstances any interest in any particular property or assets of the Company as a result of this Agreement. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under this Agreement.

Section 8.04 Section 409A.

(a)	General. The payments and benefits provided hereunder are intended to be exempt from or compliant with the requirements of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company reasonably determines that any payments or benefits hereunder are not either exempt from or compliant with the requirements of Section 409A of the Code, the Company shall have the right to adopt such amendments to this Agreement or adopt such other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that are necessary or appropriate (i) to preserve the intended tax treatment of the payments and benefits provided hereunder, to preserve the economic benefits with respect to such payments and benefits, and/or (ii) to exempt such payments and benefits from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 8.04 does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify the Executive for any failure to do so.

(b)	Exceptions to Apply. The Company shall apply the exceptions provided in Treasury Regulation Section 1.409A-1(b)(4), Treasury Regulation Section 1.409A-1(b)(9) and all other applicable exceptions or provisions of Code Section 409A to the payments and benefits provided under this Agreement so that, to the maximum extent possible such payments and benefits are not deemed to be “nonqualified deferred compensation” subject to Code Section 409A. All payments and benefits provided under this Agreement shall be deemed to be separate payments (and any payments made in installments shall be deemed a series of separate payments) for purposes of Code Section 409A.

(c)	Taxable Reimbursements. To the extent that any payments or reimbursements provided to the Executive are deemed to constitute “nonqualified deferred compensation” subject to Code Section 409A, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any payments or expense reimbursements that constitute compensation in one year shall not affect the amount of payments or expense reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(d)	Specified Executive. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits that are “nonqualified deferred compensation” subject to Code Section 409A shall be paid to Executive during the 6-month period following his or her Separation from Service to the extent that the Company determines that the Executive is a “specified Executive” and that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Code Section 409A(a)(2)(B)(i). If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such 6-month period (or such earlier date upon which such amount can be paid under Code Section 409A without being subject to such additional taxes, including as a result of the Executive’s death), the Company shall pay to the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such 6-month period.

Section 8.05 Validity and Severability. The invalidity or unenforceability of any provision of the Agreement shall not affect the validity or enforceability of any other provision of the Agreement, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.06 Governing Law. The validity, interpretation, construction and performance of the Agreement shall in all respects be governed by the laws of Texas, without reference to principles of conflicts of law.

Section 8.07 Withholding. All payments to the Executive in accordance with the provisions of this Agreement shall be subject to applicable withholding of local, state, federal and foreign taxes, as determined in the reasonable discretion of the Company.

Section 8.08 Clawback. The Executive agrees to be bound by the provisions of any recoupment or “clawback” policy that the Company may adopt from time to time that by its terms is applicable to Executive, or by any recoupment or “clawback” that is otherwise required by law or the listing standards of any exchange on which the Company’s common stock is then traded, including the “clawback” required by Section 954 of the Dodd-Frank Act.

Section 8.09 Survival of Provisions. Notwithstanding anything herein to the contrary, the provisions of Articles 5, 6, 7 and 8 of this Agreement shall survive the expiration of this Agreement and the termination of the Executive’s employment for any reason.

Section 8.10 Entire Agreement. This Agreement supersedes any and all prior agreements, plans or understandings between the Company and Executive regarding the subject matter hereof, whether written or oral, including, without limitation, the Prior Agreement. By executing this Agreement, Executive understands and agrees that Executive’s sole severance protection from the Company and its Affiliates shall be set forth herein, and that Executive shall immediately cease participation in and shall not be eligible to participate in any other severance plan or program of the Company. This Agreement may be amended or modified only by a written instrument executed by Executive and the Company.

Section 8.11 Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Severance Compensation Agreement as of the date first above written.

COTERRA ENERGY INC.

By:
Name:
Title:

EXECUTIVE

Name:
Title:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (this “Release”) is entered into as of this      day of      , 20     , by and between Coterra Energy Inc., a Delaware corporation (the “Company”) and (the “Executive”) (collectively, the “Parties”).

WHEREAS, the Executive is a party to that certain Amended and Restated Severance Compensation Agreement, dated [_____], 2026 (the “Agreement”), governing the terms and conditions applicable to the Executive’s termination of employment under certain circumstances;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide the Executive certain benefits and payments under the terms and conditions specified therein, provided that the Executive has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, the Executive’s employment with the Company is being terminated effective                        , 20     ; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to the Executive’s employment with and termination from the Company and all other relationships between the Executive and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these recitals above and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Termination of Executive. The Executive’s employment with the Company shall terminate on , 20 (the “Termination Date”).

2.	Severance Benefits. Pursuant to the terms of the Agreement, and in consideration of the Executive’s release of claims and the other covenants and agreements contained herein and therein, and provided that the Executive has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 3.01 or Section 3.02, as applicable, and Article IV of the Agreement (the “Benefits”) in the time and manner and subject to the conditions provided therein; provided, however, that the Company’s obligations will be excused if the Executive breaches any of the provisions of the Agreement, including, without limitation, Article 6 thereof. The Executive acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the Company otherwise would be obligated to provide, nor would the Executive otherwise be entitled to receive.

3.	Effective Date. Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by the Executive (the “Effective Date”).

4.	Effect of Revocation. The Executive acknowledges and agrees that if the Executive revokes this Release pursuant to Section 6 hereof, the Executive will have no right to receive the Benefits.

5.	General Release. In consideration of the Company’s obligations, the Executive hereby releases, acquits and forever discharges the Company and each of its subsidiaries and affiliates and each of their respective officers, executives, directors, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions or causes of action in any way related to his employment with the Company or the termination thereof, whether arising from tort, statute or contract, including, but not limited to, claims of defamation, claims arising under the Executive Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the discrimination and wage payment laws of any state, and any other federal, state or local statutes or ordinances of the United States, it being the Executive’s intention and the intention of the Company to make this release as broad and as general as the law permits. The Executive understands that this Release does not waive any rights or claims that may arise after his execution of it and does not apply to claims arising under the terms of the Agreement with respect to payments the Executive may be owed pursuant to the terms thereof.

6.	Review and Revocation Period. The Executive acknowledges that the Company has advised the Executive that the Executive may consult with an attorney of the Executive’s own choosing (and at the Executive’s expense) prior to signing this Release and that the Executive has been given at least forty-five (45) days during which to consider the provisions of this Release, although the Executive may sign and return it sooner. The Executive further acknowledges that the Executive has been advised by the Company that after executing this Release, the Executive will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired. The Executive acknowledges and agrees that if the Executive wishes to revoke this Release, the Executive must do so in writing, and that such revocation must be signed by the Executive and received by the Chairman of the Board of the Company (the “Board”) (or the Chair of the Compensation Committee of the Board) no later than 5:00 p.m. Central Time on the seventh (7th) day after the Executive has executed this Release. The Executive further acknowledges and agrees that, in the event that the Executive revokes this Release, the Executive will have no right to receive any benefits under the Agreement, including the Benefits. The Executive represents that the Executive has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

7.	Restrictive Covenants. The Executive reaffirms Executive’s commitments in Section 6 of the Agreement.

8.	Cooperation in Litigation. At the Company’s reasonable request, the Executive shall use good faith efforts to cooperate with the Company, its affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company or its affiliates and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that the Executive’s cooperation is essential to the Company’s case. The Executive’s duty of cooperation will include, but not be limited to (a) meeting with the Company’s and/or its affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully the Executive’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to the Executive that does not conflict with the needs or requirements of the Executive’s then- current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully the Executive’s knowledge of matters at issue; and (c) signing at the Company’s, its affiliates’ and/or their Attorneys’ request, declarations or affidavits that truthfully state matters of which the Executive has knowledge. The Company shall reimburse the Executive for the reasonable expenses incurred by the Executive in the course of the Executive’s cooperation hereunder. The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

9.	Non-Admission of Liability. Nothing in this Release will be construed as an admission of liability by the Executive or the Released Parties; rather, the Executive and the Released Parties are resolving all matters arising out of the employer-Executive relationship between the Executive and the Company and all other relationships between the Executive and the Released Parties.

10.	Nondisparagement. The Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, executives, shareholders or agents. The Company agrees that the members of the Board and officers of the Company as of the date hereof will not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Executive or otherwise disparage the Executive. The foregoing shall not be violated by truthful statements in response to legal process or required governmental testimony or filings, and the foregoing limitation on the Company’s directors and officers will not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties for or on behalf of the Company.

11.	Binding Effect. This Release will be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and will inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

12.	Governing Law. This Release will be governed by and construed and enforced in accordance with the laws of Texas applicable to agreements negotiated, entered into and wholly to be performed therein, without regard to its conflicts of law or choice of law provisions which would result in the application of the law of any other jurisdiction.

13.	Severability. Each of the respective rights and obligations of the Parties hereunder will be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein. If any provision of this Release should be held illegal or invalid, such illegality or invalidity will not affect in any way other provisions hereof, all of which will continue, nevertheless, in full force and effect.

14.	Counterparts. This Release may be signed in counterparts. Each counterpart will be deemed to be an original, but together all such counterparts will be deemed a single agreement.

15.	Entire Agreement; Modification. This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties. This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter. This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

16.	Acceptance. The Executive may confirm acceptance of the terms and conditions of this Release by signing and returning two original copies of this Release to the Chairman of the Board (or Chair of the Compensation Committee), no later than 5:00 p.m. Central Time forty-five days after the Executive’s Termination Date.

THE EXECUTIVE ACKNOWLEDGES AND REPRESENTS THAT THE EXECUTIVE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS. THE EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF THE EXECUTIVE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

[Signature page follows]

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Release as of the date first above written.

COTERRA ENERGY INC.

By:
Name:
Title:

EXECUTIVE

Name:
Title: